Exhibit 99

Latham Group, Inc. Reports Fourth Quarter and Full Year Fiscal 2022 Financial Results

Introduces Full Fiscal Year 2023 Outlook; Provides Guidance for First Quarter Fiscal 2023

LATHAM, N.Y. – March 7, 2023 – Latham Group, Inc. (“Latham” or "the Company") (Nasdaq: SWIM), the largest designer, manufacturer, and marketer of in-ground residential swimming pools in North America, Australia, and New Zealand, today announced financial results for the fourth quarter and full fiscal year 2022 ended December 31, 2022.

Fourth Quarter Fiscal 2022 Highlights:

•	Net sales of $107.9 million, down 22.3% year-over-year
•	Net loss of $19.0 million versus net loss of $6.0 million in the prior year period, representing a 17.6% net loss margin
•	Adjusted EBITDA of $4.4 million versus $27.3 million in the prior year period, representing a 4.1% Adjusted EBITDA margin

Full Year Fiscal 2022 Highlights:

•	Net sales of $695.7 million, up 10.4% year-over-year
•	Net loss of $5.7 million versus net loss of $62.3 million in the prior year, representing a 0.8% net loss margin
•	Adjusted EBITDA of $143.3 million, up 2.5% year-over-year, representing a 20.6% Adjusted EBITDA margin

“We delivered fourth quarter results in line with our expectations, completing our 13th consecutive year of net sales and adjusted EBITDA growth,” said Scott Rajeski, President and Chief Executive Officer of Latham. “In 2022, Latham achieved year-over-year net sales growth across all three of our product lines, including volume growth in fiberglass, while the industry saw U.S. in-ground pool installations decline versus 2021. Our fiscal 2022 performance was enabled by our progress in driving the material conversion from concrete to fiberglass swimming pools, strengthening our supply chain, and driving operational efficiency.”

Mr. Rajeski continued, “Looking ahead, we are confident in our ability to navigate what we anticipate will be a challenging macroenvironment in 2023. We have taken necessary cost reduction actions and continue to execute on our lean and value engineering initiatives. We are partnering closely with our wholesale distribution partners as they normalize their packaged pool inventory levels. Latham continues to be a leader of innovation in the pool industry, highlighted by our digital marketing advancements, the launch of Measure by Latham, expansion of our premium fiberglass model product offering, and the planned opening of our new state-of-the-art fiberglass manufacturing facility in Kingston, Ontario later this year. We continue to see interest in pool ownership as indicated by our website traffic, leads, and dealer feedback. We believe our growth initiatives position us well to capitalize on this demand over time.”

Fourth Quarter Fiscal 2022 Results

Net sales for the fourth quarter of fiscal 2022 were $107.9 million, down $31.0 million or 22.3%, from the prior year’s fourth quarter. The decrease was primarily attributable to volume declines due to the return to historical seasonality, continued destocking of packaged pool inventory in the wholesale distribution channel, and the impact of macroeconomic uncertainty on consumer spending and demand. Gross profit for the fourth quarter of fiscal 2022 was $19.3 million, down $23.1 million or 54.4%, from the prior year’s fourth quarter. Gross margin was 17.9%, compared to 30.5% for the prior year period. Gross profit and gross margin were driven by reduced sales, negative fixed cost leverage, and the impact of inflation. Negative fixed cost leverage was driven by volume declines as the result of a return to historical seasonality and continued destocking of packaged pool inventory in the wholesale distribution channel.

Selling, general, and administrative expenses (“SG&A”) for the fourth quarter of fiscal 2022 decreased to $33.1 million from $47.2 million in the fourth quarter of 2021, driven primarily by a $12.8 million decrease in stock-based compensation expense to $9.5 million. SG&A as a percentage of net sales decreased to 30.6% from 34.0%. Excluding non-cash stock-based compensation expense, SG&A decreased by $1.3 million from the prior year period.

Net loss for the fourth quarter of fiscal 2022 was $19.0 million, or ($0.17) per share, compared to a net loss of $6.0 million, or ($0.05) per share, for the prior year’s fourth quarter. Net loss margin was 17.6%, compared to a net loss margin of 4.3% for the fourth quarter of fiscal 2021.

Adjusted EBITDA for the fourth quarter of fiscal 2022 was $4.4 million, down $22.9 million or 84.0%, from the prior year’s fourth quarter primarily driven by reduced sales, negative fixed cost leverage, and the impact of inflation. Adjusted EBITDA margin decreased to 4.1% from 19.7% for the prior year period.

Full Year Fiscal 2022 Results

Net sales for the full year ended December 31, 2022 increased to $695.7 million, up $65.2 million or 10.4%, from the prior year, reflecting net sales growth across all three product lines – in-ground swimming pools, liners, and covers. The net sales increase was primarily attributable to pricing actions to address inflation, partially offset by a decline in packaged pools volume due to continued destocking of inventory in the wholesale distribution channel.

Gross profit for the full year ended December 31, 2022 increased to $216.5 million, up $12.3 million or 6.0%, from the prior year. Gross margin was 31.1%, compared to 32.4% for the prior year, driven by the impact of inflation and negative fixed cost leverage. Negative fixed cost leverage was driven by volume declines, primarily in packaged pools due to continued destocking of inventory in the wholesale distribution channel.

SG&A expenses for the full year ended December 31, 2022 decreased to $146.8 million from $217.8 million in the prior year, driven primarily by a $73.2 million decrease in non-cash stock-based compensation expense. SG&A as a percentage of net sales decreased to 21.1% from 34.5% for the prior year. Excluding non-cash stock-based compensation expense, SG&A increased $2.3 million from the prior year.

Net loss for the full year ended December 31, 2022 was $5.7 million, or ($0.05) per share, compared to a net loss of $62.3 million, or ($0.56) per share, in the prior year, driven primarily by a decrease in non-cash stock compensation expense of $78.1 million. Net loss margin for the full year ended December 31, 2022 was 0.8%, compared to a net loss margin of 9.9% for the prior year.

Adjusted EBITDA for the full year ended December 31, 2022 was $143.3 million, up $3.5 million or 2.5%, driven by higher sales levels. Adjusted EBITDA margin for the full year ended December 31, 2022 was 20.6%, compared to 22.2% for the prior year, driven by inflation and negative fixed cost leverage due to volume declines, primarily in packaged pools.

Balance Sheet, Cash Flow and Liquidity

As of December 31, 2022, the Company had cash and cash equivalents of $32.6 million, $75.0 million undrawn on its revolving credit facility and total debt of $312.9 million.

Net cash provided by operating activities was $32.3 million for the full year ended December 31, 2022 versus $33.7 million in the prior year.

Capital expenditures totaled $10.7 million in the fourth quarter of fiscal 2022 compared to $5.7 million in the prior year period. Capital expenditures totaled $39.7 million in the full year ended December 31, 2022 compared to $25.0 million in the prior year period. The increase in capital spending was primarily related to the Company’s fiberglass capacity expansion initiatives, most notably the Kingston manufacturing facility project.

Fiscal 2023 Outlook

Latham is introducing guidance for the full year fiscal 2023 as detailed below. The Company’s financial outlook reflects:

•	The impact of macroeconomic uncertainty on consumer spending and demand, resulting in anticipated declines in the industry for U.S. new in-ground pool installations;
•	Normalization of packaged pool channel inventory in the wholesale distribution channel from elevated levels, which is expected to remain a headwind through at least the first half of 2023;
•	Continued progress executing our strategy to drive material conversion from concrete to fiberglass swimming pools;
•	Benefits from previously announced cost reduction actions and continuous improvement initiatives; and
•	Disciplined capital investments with a focus on the completion of projects for the Kingston, Ontario and Seminole, Oklahoma fiberglass manufacturing facilities.

Metric	Low	High
Net Sales	$565 million	$615 million
Adjusted EBITDA[1]	$90 million	$110 million
Capital Expenditures	$35 million	$40 million

The Company is also providing an outlook for first quarter 2023 net sales and adjusted EBTIDA given the return to historical seasonality, the impact of macroeconomic uncertainty on consumers spending and demand, and continued destocking of packaged pool inventory in the wholesale distribution channel from elevated levels. For the first quarter of fiscal 2023, the Company expects to deliver net sales in the range of $120 million to $130 million and adjusted EBITDA1 in the range of $6 million to $10 million as we return to historical seasonality.

Conference Call Details

Latham will hold a conference call to discuss its fourth quarter and full year fiscal 2022 financial results today, March 7, 2023, at 9:00 AM Eastern Time.

Participants are encouraged to pre-register for the conference call by visiting https://dpregister.com/sreg/10175324/f5c72adc48. Callers who pre-register will be sent a confirmation e-mail including a conference passcode and unique PIN to gain immediate access to the call. Participants may pre-register at any time, including up to and after the call start time. To ensure you are connected for the full call, please register at least 10 minutes before the start of the call.

A live audio webcast of the conference call, along with related presentation materials, will be available online at https://ir.lathampool.com/ under “Events & Presentations”.

1 A reconciliation of Latham’s projected Adjusted EBITDA to net income (loss) for fiscal 2023 is not available due to uncertainty related to our future income tax expense.

Those without internet access or unable to pre-register may dial in by calling:
PARTICIPANT DIAL IN (TOLL FREE): 1-833-953-2435
PARTICIPANT INTERNATIONAL DIAL IN: 1-412-317-5764

A replay, along with related presentation materials, will be available approximately two hours after the conclusion of the call on the Company’s investor relations website under “Events & Presentations” or by dialing 1-877-344-7529 or 1-412-317-0088. The conference ID for the replay is 7324786. The replay will be available through March 21, 2023.

About Latham Group, Inc.

Latham Group, Inc., headquartered in Latham, NY, is the largest designer, manufacturer, and marketer of in-ground residential swimming pools in North America, Australia, and New Zealand. Latham has coast-to-coast operations consisting of over 2,000 employees across over 30 locations.

Non-GAAP Financial Measures

We track our non-GAAP financial measures to monitor and manage our underlying financial performance. This news release includes the presentation of Adjusted EBITDA and Adjusted EBITDA margin, which are non-GAAP financial measures that exclude the impact of certain costs, losses, and gains that are required to be included in our profit and loss measures under GAAP. Although we believe these measures are useful to investors and analysts for the same reasons it is useful to management, as discussed below, these measures are neither a substitute for, nor superior to, U.S. GAAP financial measures or disclosures. Other companies may calculate similarly-titled non-GAAP measures differently, limiting their usefulness as comparative measures. We have reconciled our historic Adjusted EBITDA to the applicable most comparable GAAP measure, net income (loss), throughout this news release.

Adjusted EBITDA and Adjusted EBITDA Margin

Adjusted EBITDA and Adjusted EBITDA margin are key metrics used by management and our board of directors to assess our financial performance. Adjusted EBITDA and Adjusted EBITDA margin are also frequently used by analysts, investors and other interested parties to evaluate companies in our industry, when considered alongside other GAAP measures. We use Adjusted EBITDA and Adjusted EBITDA margin to supplement GAAP measures of performance to evaluate the effectiveness of our business strategies, to make budgeting decisions, to utilize as a significant performance metric in our annual management incentive bonus plan compensation, and to compare our performance against that of other companies using similar measures. We have presented Adjusted EBITDA and Adjusted EBITDA margin solely as supplemental disclosures because we believe they allow for a more complete analysis of results of operations and assist investors and analysts in comparing our operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance, such as (i) depreciation and amortization, (ii) interest expense, (iii) income tax (benefit) expense, (iv) loss (gain) on sale and disposal of property and equipment, (v) restructuring charges, (vi) stock-based compensation expense, (vii) unrealized (gains) losses on foreign currency transactions, (viii) strategic initiative costs, (ix) acquisition and integration related costs, (x) loss on extinguishment of debt, (xi) underwriting fees related to offering of common stock, (xii) the Odessa fire and other such unusual events, (xiii) IPO costs and (xiv) other.

Adjusted EBITDA and Adjusted EBITDA margin are non-GAAP financial measures and should not be considered as alternatives to net income (loss) as a measure of financial performance or any other performance measure derived in accordance with GAAP, and they should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Adjusted EBITDA and Adjusted EBITDA margin, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this news release.

There can be no assurance that we will not modify the presentation of Adjusted EBITDA and Adjusted EBITDA margin following this offering, and any such modification may be material. Our presentation of Adjusted EBITDA and Adjusted EBITDA margin should not be construed to imply that our future results will be unaffected by any such adjustments. In addition, other companies, including companies in our industry, may not calculate Adjusted EBITDA and Adjusted EBITDA margin at all or may calculate Adjusted EBITDA and Adjusted EBITDA margin differently and accordingly, are not necessarily comparable to similarly entitled measures of other companies, which reduces the usefulness of Adjusted EBITDA and Adjusted EBITDA margin as tools for comparison.

Adjusted EBITDA and Adjusted EBITDA margin have their limitations as analytical tools, and you should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are that Adjusted EBITDA and Adjusted EBITDA margin:

●	do not reflect every expenditure, future requirements for capital expenditures or contractual commitments;

●	do not reflect changes in our working capital needs;

●	do not reflect the interest expense, or the amounts necessary to service interest or principal payments, on our outstanding debt;

●	do not reflect income tax (benefit) expense, and because the payment of taxes is part of our operations, tax expense is a necessary element of our costs and ability to operate;

●	do not reflect non-cash stock-based compensation, which will remain a key element of our overall compensation package; and

●	do not reflect the impact of earnings or charges resulting from matters we consider not to be indicative of our ongoing operations.

Although depreciation and amortization are eliminated in the calculation of Adjusted EBITDA and Adjusted EBITDA margin, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA and Adjusted EBITDA margin do not reflect any costs of such replacements.

Forward-looking Statements

Certain statements in this earnings release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this release other than statements of historical fact may constitute forward-looking statements, including statements regarding our future operating results and financial position, our business strategy and plans, business and market trends, our objectives for future operations, macroeconomic and geopolitical conditions, and the sufficiency of our cash balances, working capital and cash generated from operating, investing, and financing activities for our future liquidity and capital resource needs. These statements involve known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside of our control, which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including: secular shifts in consumer demand for swimming pools and spending on outdoor living spaces; slow pace of material conversion from concrete pools to fiberglass pools in the pool industry; changes in access to consumer credit or increases in interest rates impacting consumers’ ability to finance their purchases of pools; macroeconomic conditions; our ability to sustain further growth in our business; adverse weather conditions; natural disasters, war, terrorism, public health issues or other catastrophic events; our ability to attract, develop and retain highly qualified personnel; our ability to attract dealers and distributors to purchase our products; the loss of our largest customers or suppliers; our ability to source the quantity or quality of raw materials and components, and increases in costs thereof; inflationary impacts; product quality issues, warranty claims or safety concerns; competition; failure to meet customer specifications or consumer expectations; our inability to collect accounts receivables from our customers; challenges in the implementation of our enterprise resource planning system; changes or increases in environmental, health, safety, transportation and other government regulations; the effects of climate change and the expanding legal and regulatory restrictions intended to address climate change; our ability to obtain transportation services to deliver our product and to obtain raw materials timely, and increases in transportation costs; enforcement of intellectual property rights by or against us; the risks of doing business internationally; cyber security breaches and data leaks, and our dependence on information technology systems; and other factors set forth under “Risk Factors” and elsewhere in our most recent Annual Report on Form 10-K and subsequent reports we file or furnish with the SEC. New emerging risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business, financial condition, results of operations and cash flows.

Although we believe that the expectations reflected in the forward-looking statements are reasonable and our expectations based on third-party information and projections are from sources that management believes to be reputable, we cannot guarantee future results, levels of activities, performance or achievements. These forward-looking statements reflect our views with respect to future events as of the date hereof or the date specified herein, and we have based these forward-looking statements on our current expectations and projections about future events and trends. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Except as required by law, we undertake no obligation to update or review publicly any forward-looking statements, whether as a result of new information, future events or otherwise after the date hereof. We anticipate that subsequent events and developments will cause our views to change. Our forward-looking statements further do not reflect the potential impact of any future acquisitions, merger, dispositions, joint ventures or investments we may undertake.

Investor Contact:

Nicole Harlowe

Edelman for Latham

latham@edelman.com

646-750-7235

Media Contact:

Jeff Anzulewicz

Jeffanzulewicz@lathampool.com

717-813-3093

Latham Group, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except share and per share data)

(unaudited)

	Fiscal Quarter Ended		Fiscal Year Ended
	December 31, 2022	December 31, 2021	December 31, 2022	December 31, 2021
Net sales	$107,924	$138,864	$695,736	$630,456
Cost of sales	88,593	96,489	479,267	426,294
Gross profit	19,331	42,375	216,469	204,162
Selling, general and administrative expense	33,064	47,243	146,842	217,775
Underwriting fees related to offering of common stock	—	—	11,437	—
Amortization	6,676	6,006	28,180	22,566
(Loss) income from operations	(20,409)	(10,874)	30,010	(36,179)
Other expense (income):
Interest expense	6,560	3,590	15,753	24,433
Loss on extinguishment of debt	—	—	3,465	—
Other (income) expense, net	(313)	(973)	1,301	(4,860)
Total other expense, net	6,247	2,617	20,519	19,573
Earnings from equity method investment	1,639	414	4,230	2,222
(Loss) income before income taxes	(25,017)	(13,077)	13,721	(53,530)
Income tax (benefit) expense	(5,984)	(7,090)	19,415	8,818
Net loss	$(19,033)	$(5,987)	$(5,694)	$(62,348)
Net loss per share attributable to common stockholders:
Basic	$(0.17)	$(0.05)	$(0.05)	$(0.56)
Diluted	$(0.17)	$(0.05)	$(0.05)	$(0.56)
Weighted average common shares outstanding―basic and diluted
Basic	112,414,376	112,242,807	113,245,421	110,644,366
Diluted	112,414,376	112,242,807	113,245,421	110,644,366

Latham Group, Inc.
Condensed Consolidated Balance Sheets
(in thousands, except share and per share data) (unaudited)

	December 31, 2022	December 31, 2021
Assets
Current assets:
Cash	$32,626	$43,952
Trade receivables, net	48,847	60,753
Inventories, net	165,220	109,556
Income tax receivable	2,316	4,039
Prepaid expenses and other current assets	5,998	10,766
Total current assets	255,007	229,066
Property and equipment, net	98,184	63,506
Equity method investment	25,095	23,362
Deferred tax assets	7,762	10,603
Operating lease right-of-use assets	38,308	-
Goodwill	131,383	128,871
Intangible assets, net	309,215	338,310
Other assets	4,729	765
Total assets	$869,683	$794,483

Liabilities and Stockholders' equity
Current liabilities:
Accounts payable	$25,449	$37,998
Accounts payable - related party	358	850
Current maturities of long-term debt	3,250	17,220
Current operating lease liabilities	6,923	—
Accrued expenses and other current liabilities	50,885	59,097
Total current liabilities	86,865	115,165
Long-term debt, net of discount and current portion	309,631	263,188
Deferred income tax liabilities, net	50,181	56,343
Liability for uncertain tax positions	7,123	5,689
Non-current operating lease liabilities	32,391	—
Other long-term liabilities	702	453
Total liabilities	486,893	440,838
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.0001 par value; 100,000,000 shares authorized as of both December 31, 2022 and December 31, 2021; no shares issued and outstanding as of both December 31, 2022 and December 31, 2021	-	-
Common stock, $0.0001 par value; 900,000,000 shares authorized as of both December 31, 2022 and December 31, 2021; 114,667,975 and 119,445,611 shares issued and outstanding, as of December 31, 2022 and December 31, 2021, respectively	11	12
Additional paid-in capital	440,880	401,846
Accumulated deficit	(54,568)	(48,583)
Accumulated other comprehensive (loss) income	(3,533)	370
Total stockholders' equity	382,790	353,645
Total liabilities and stockholders' equity	$869,683	$794,483

Latham Group, Inc.
Condensed Consolidated Statement of Cash Flows
(in thousands) (unaudited)

	Fiscal Year Ended
	December 31, 2022	December 31, 2021
Cash flows from operating activities:
Net loss	$(5,694)	$(62,348)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	38,175	32,230
Amortization of deferred financing costs and debt discount	1,570	6,419
Non-cash lease expense	7,400	-
Deferred income taxes	(3,802)	(12,028)
Stock-based compensation expense	50,634	128,775
Underwriting fees related to offering of common stock	11,437	-
Loss on extinguishment of debt	3,465	-
Other non-cash, net	3,015	493
Gain on sale of portion of equity method investment	-	(4,806)
Earnings from equity method investment	(4,230)	(2,222)
Distributions received from equity method investment	2,497	1,808
Provision on liability for uncertain tax positions	1,434	149
Changes in operating assets and liabilities:
Trade receivables	8,992	(26,015)
Inventories	(57,034)	(39,656)
Prepaid expenses and other current assets	4,722	(4,455)
Income tax receivable	1,723	338
Other assets	(466)	800
Accounts payable	(12,358)	10,678
Accrued expenses and other current liabilities	(19,420)	4,686
Other long-term liabilities	249	(1,156)
Net cash provided by operating activities	32,309	33,690
Cash flows from investing activities:
Purchases of property and equipment	(39,684)	(24,975)
Proceeds from the sale of property and equipment	24	35
Acquisitions of businesses, net of cash acquired	(5,358)	(90,508)
Return of equity method investment	—	447
Proceeds from the sale of portion of equity method investment	—	6,796
Net cash used in investing activities	(45,018)	(108,205)
Cash flows from financing activities:
Proceeds from long-term debt borrowings	320,125	222,813
Payments on long-term debt borrowings	(286,447)	(169,138)
Proceeds from borrowings on revolving credit facilities	25,000	16,000
Payments on revolving credit facility	(25,000)	(16,000)
Deferred financing fees paid	(6,865)	(1,250)
Dividend to Class A unitholders	—	(110,033)
Proceeds from the issuance of common stock	257,663	—
Proceeds from initial public offering, net of underwriting discounts, commissions and offering costs	—	399,264
Repurchases and retirement of common stock	(280,701)	(281,638)
Net cash provided by financing activities	3,775	60,018
Effect of exchange rate changes on cash	(2,392)	(861)
Net decrease in cash	(11,326)	(15,358)
Cash at beginning of period	43,952	59,310
Cash at end of period	$32,626	$43,952
Supplemental cash flow information:
Cash paid for interest	$12,621	$17,371
Income taxes paid, net	$20,313	$20,054
Supplemental disclosure of non-cash investing and financing activities:
Purchases of property and equipment included in accounts payable and accrued expenses	$6,029	$644
Capitalized internal-use software included in accounts payable – related party	$350	$850
Right-of-use operating assets obtained in exchange for lease liabilities	$46,244	$—

Latham Group, Inc.

Adjusted EBITDA and Adjusted EBITDA Margin Reconciliation

(Non-GAAP Reconciliation)

(in thousands)
 (unaudited)

	Fiscal Quarter Ended		Fiscal Year Ended
	December 31, 2022	December 31, 2021	December 31, 2022	December 31, 2021
Net loss	$(19,033)	$(5,987)	$(5,694)	$(62,348)
Depreciation and amortization	9,341	8,541	38,175	32,230
Interest expense	6,560	3,590	15,753	24,433
Income tax (benefit) expense	(5,984)	(7,090)	19,415	8,818
Loss on sale and disposal of property and equipment	47	50	193	275
Restructuring charges(a)	1,201	123	1,607	906
Stock-based compensation expense	10,219	24,197	50,634	128,775
Unrealized (gains) losses on foreign currency transactions(b)	(283)	203	2,534	1,151
Strategic initiative costs(c)	929	1,377	3,948	2,531
Acquisition and integration related costs(d)	69	3,198	326	3,576
Loss on extinguishment of debt(e)	—	—	3,465	—
Underwriting fees related to offering of common stock(f)	—	—	11,437	—
Odessa fire(g)	869	—	869	—
IPO costs(h)	—	—	—	3,956
Other(i)	450	(858)	590	(4,484)
Adjusted EBITDA	$4,385	$27,344	$143,252	$139,819
Net sales	$107,924	$138,864	$695,736	$630,456
Net loss margin	(17.6)%	(4.3)%	(0.8)%	(9.9)%
Adjusted EBITDA margin	4.1%	19.7%	20.6%	22.2%

(a) Represents costs related to a cost reduction plan announced in 2022 to optimize production and shift schedules, implement a workforce reduction, and to shut down our Bossier City, Louisiana facility. Also includes severance and other costs for our executive management changes.

(b) Represents foreign currency transaction (gains) and losses associated with our international subsidiaries and changes in the fair value of the contingent consideration recorded in connection with the acquisition of Narellan, which was settled in September 2020.

(c) Represents expenses for our strategic initiatives, including our rebranding initiative and fees paid to external consultants.

(d) Represents acquisition and integration costs primarily related to the acquisitions of GLI and Radiant, the equity investment in Premier Pools & Spas, as well as other costs related to potential transactions.

(e) Represents the loss on extinguishment of debt in connection with our debt refinancing on February 23, 2022.

(f) Represents underwriting fees related to our offering of common stock that was completed in January 2022.

(g) Represents costs incurred and insurance recoveries related to a production facility fire in Odessa, Texas.

(h) These expenses are primarily composed of legal, accounting and professional fees incurred in connection with our initial public offering that are not capitalizable, and that are included within selling, general and administrative expense.

(i) Other costs consist of other discrete items as determined by management, primarily including: (i) fees paid to external advisors for various matters, (ii) the cost incurred and insurance proceeds related to our production facility fire in Picton, Australia in 2020, (iii) non-cash adjustments to record the step-up in the fair value of inventory related to the acquisitions of GLI and Radiant, which were amortized through cost of sales in the consolidated statements of operations, (iv) gain on sale of portion of equity method investment, and (v) other items.